EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Reports Earnings of $4.8 Million for the Six Months Ended June 30, 2008

NORFOLK, Va., July 29, 2008 (PRIME NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) today reported that it had exceeded its goal for asset growth during the first six months of 2008. Total assets at June 30, 2008 reached a new high of $959.7 million, up 23.9% or $185.4 million from $774.4 million at June 30, 2007.

The expansion costs associated with the addition of six new branch facilities in 2007 and one new branch in 2008, coupled with the compression of the net interest margin due to the rapid interest rate decline contributed to a decrease in earnings for the first half of 2008 compared to the same period in 2007.

Commonwealth Bankshares earnings of $4.8 million for the six months ended June 30, 2008, represented a decrease of 16.4% over the $5.7 million reported for the comparable period in 2007. For the quarter ended June 30, 2008, the Company earned $2.4 million, a decrease of 17.9% over the $2.9 million reported in the second quarter of 2007. On a per share basis, diluted earnings decreased to $0.68 for the six months ended June 30, 2008 from $0.82 for the same period in 2007. For the quarter ended June 30, 2008 diluted earnings per share was $0.35 compared to $0.42 for the second quarter in 2007.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "We are once again pleased to report another quarter of increased asset growth, sound asset quality and solid earnings and key performance measures. While our earnings and key performance measures remain down in comparison to the same period of the prior year, we believe these are merely short-term indicators and not reflective of our company's future results. During 2008, we have continued the successful execution of our branch expansion strategy by building a franchise and infrastructure that will enhance the long-term growth of the company and that can deliver long-term profitability and value for our shareholders. In June 2008, we opened our third branch in North Carolina in Moyock. Also, on July 21, 2008 we opened our sixth branch in Virginia Beach in the Redmill section. Looking to the remainder of the year, we are on track as previously announced to open two additional branches, one in Kitty Hawk, North Carolina and one in Suffolk, Virginia. With our strong foundation and capital base, we believe we are well positioned to weather these uncertain economic times."

Shareholders' equity at June 30, 2008 reached a new high of $115.6 million, up $6.8 million or 6.2% from the $108.8 million at June 30, 2007. Contributing to the overall increase in total stockholders' equity was our earnings of $4.8 million for the first six months of 2008. Under Federal Reserve Bank rules, the Company was considered "well capitalized", the highest category of capitalization defined by the regulators as of June 30, 2008.

Mr. Woodard continued to say, "Our strong capital base gives us the ability to easily grow and expand our franchise. We are committed to increasing our shareholders value. During the second quarter of 2008, the Company repurchased 141,326 shares of its common stock for a total of $2.1 million. The Board of Directors approved a 5% stock repurchase plan because we believe our stock is undervalued. Repurchasing shares in the open market will have a positive impact on the return on shareholders' equity and earnings per share, adding value to each existing shareholder."

Profitability as measured by the Company's return on average assets (ROA) was 1.08% for the six months ended June 30, 2008, down 46 basis points from 1.54% for the first six months of 2007. For the quarter ended June 30, 2008, ROA was 1.05% compared to 1.54% for the second quarter of 2007. Return on average equity (ROE) was 8.31% for the six months ended June 30, 2008 compared to 10.87% for the six months ended June 30, 2007. For the quarter ended June 30, 2008, ROE was 8.33% as compared to 10.99% for the quarter ended June 30, 2007. Year to date average assets increased $146.1 million or 19.6% from the six months ended June 30, 2007 to June 30, 2008. Year to date average shareholders' equity increased $9.6 million or 9.1% as of June 30, 2008 compared to the same period in 2007. The Company's efficiency ratio (tax equivalent basis) was 54.97% and 53.58% for the six months and three months ended June 30, 2008, respectively, as compared to 50.54% and 51.47% during the comparable period in 2007.

Between June 30, 2007 and June 30, 2008, the Company's loan portfolio increased by $174.6 million or 24.2%. Total loans at June 30, 2008 reached a record $895.6 million. Our strong loan demand helped maintain solid sources of interest income given the declining interest rate environment. Interest income on loans, including fees, increased $799.5 thousand or 2.7% for the six months ended June 30, 2008. For the quarter ended June 30, 2008, interest income on loans, including fees, decreased only 0.1% to remain at $15.3 million.

Interest expense of $14.4 million for the six months ended June 30, 2008 represented a $958.6 thousand increase from the comparable period in 2007. For the second quarter of 2008, interest expense was $7.1 million, an increase of $204.5 thousand over the second quarter of 2007. The increase was primarily attributable to the substantial increase in the Company's average interest bearing liabilities as a result of the $155.0 million increase in total deposits as of June 30, 2008 as compared to 2007. Average interest bearing liabilities increased $133.6 million or 22.9% from June 30, 2007 to June 30, 2008, while the overall rate paid on these liabilities decreased 61 basis points as a result of the declining interest rate environment.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. The Company's net interest margin (tax equivalent basis) was 3.92% during the first six months of 2008 as compared to 4.71% during the same period in 2007. For the quarter ended June 30, 2008, the net interest margin (tax equivalent basis) was 3.88% compared to 4.77% for the second quarter in 2007. The compression of our margins can be attributed to the 325 basis point reduction of the Federal Funds rate between September 2007 and June 2008, along with the continued pressure on deposit pricing and the pricing of some deposit products, which lag the decrease in the prime rate, which has an immediate affect on variable loans. In addition, the competitiveness for deposits has kept rates at a high level relative to loan rates.

As a result of the record increase in the Company's loan portfolio, the Company made provisions for loan losses of $1.3 million for the six months ended June 30, 2008 compared to $715.0 thousand for the same period in 2007. Despite the rapid growth in the Company's loan portfolio, our asset quality remains sound. Net charge-offs for the six months ended June 30, 2008 were $493.6 thousand, or 0.06% of year to date average loans. Non-performing assets were $12.2 million or 1.27% of total assets at June 30, 2008 compared to $3.8 million or 0.49% of total assets at June 30, 2007. Non-performing assets at June 30, 2008 was comprised of $10.1 million in loans, of which 89.6% is comprised of loans secured by real estate. Management does not anticipate any material losses associated with these credits. Asset quality remains a top priority for the company and management is closely monitoring these credits and is aggressively working to restore them to performing status. The remaining $2.1 million in non-performing assets is comprised of five (5) OREO properties. All of these properties are being actively marketed with two of the five properties under contract to be sold with closings anticipated in the third quarter. Based on current expectations relative to portfolio characteristics and management's comprehensive allowance analysis, management considers the level of the allowance to be adequate as of June 30, 2008.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has nineteen bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities offered through Capitol Securities Management, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

 Commonwealth Bankshares, Inc.
 Selected Financial Information (Unaudited)

 (in thousands, except per share data)

                           Three Months Ended     Six Months Ended
                          --------------------  --------------------
                           June 30,   June 30,   June 30,   June 30,
                             2008       2007       2008       2007
                          ---------  ---------  ---------  ---------
 Operating Results:
 ------------------
  Interest and dividend
   income                 $  15,558  $  15,586  $  30,946  $  30,164
  Interest expense            7,126      6,921     14,433     13,474
                          ---------  ---------  ---------  ---------
  Net interest income         8,432      8,665     16,513     16,690
  Provision for loan
   losses                       800        285      1,255        715
  Noninterest income          1,242      1,301      2,464      2,497
  Noninterest expense         5,205      5,135     10,454      9,709
                          ---------  ---------  ---------  ---------
  Income before provision
   for income taxes and
   noncontrolling interest    3,669      4,546      7,268      8,763
  Provision for
   income taxes               1,272      1,613      2,519      3,064
                          ---------  ---------  ---------  ---------
  Income before
   noncontrolling interest    2,397      2,933      4,749      5,699
  Noncontrolling interest
   in subsidiaries                6         (5)        10        (10)
                          ---------  ---------  ---------  ---------
  Net income              $   2,403  $   2,928  $   4,759  $   5,689
                          =========  =========  =========  =========

 Per Share Data**:
 -----------------
  Basic earnings          $    0.35  $    0.43  $    0.69  $    0.83
  Diluted earnings        $    0.35  $    0.42  $    0.68  $    0.82
  Book value              $   16.95  $   15.77  $   16.95  $   15.77
  Cash dividends          $    0.08  $    0.06  $    0.16  $    0.12
  Basic weighted
   average shares
   outstanding            6,935,206  6,884,048  6,935,192  6,875,935
  Diluted weighted
   average shares
   outstanding            6,953,464  6,957,823  6,961,386  6,968,782
  Shares outstanding
   at period-end          6,816,751  6,897,028  6,816,751  6,897,028

 Period End Balances:
 --------------------
  Assets                  $ 959,733  $ 774,374  $ 959,733  $ 774,374
  Loans*                    895,562    720,997    895,562    720,997
  Investment securities       7,279      6,909      7,279      6,909
  Deposits                  680,756    525,745    680,756    525,745
  Shareholders' equity      115,574    108,800    115,574    108,800

 Average Balances:
 -----------------
  Assets                  $ 917,929  $ 760,387  $ 890,305  $ 744,249
  Loans*                    856,164    711,017    830,454    696,779
  Investment securities       7,371      7,453      7,390      7,531
  Deposits                  639,667    514,472    612,690    506,199
  Shareholders' equity      115,989    106,822    115,092    105,499

 Financial Ratios:
 -----------------
  Return on average
   assets                      1.05%      1.54%      1.08%      1.54%
  Return on average
   shareholders' equity        8.33%     10.99%      8.31%     10.87%
  Efficiency Ratio
   (tax equivalent basis)     53.58%     51.47%     54.97%     50.54%
  Period end shareholders'
   equity to total assets     12.04%     14.05%     12.04%     14.05%
  Loan loss allowance to
   period end loans*           1.14%      1.22%      1.14%      1.22%
  Loan loss allowance to
   non-performing assets      83.32%    233.51%     83.32%    233.51%
  Non-performing assets
   to total assets             1.27%      0.49%      1.27%      0.49%
  Net interest margin
   (tax equivalent basis)      3.88%      4.77%      3.92%      4.71%

  * Net of unearned income.
 ** All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 and the eleven-for-ten stock split distributed on December 29, 2006.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr. CLBB, Chairman of the Board,
           President and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177
          Norfolk, Virginia 23501